SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2008

Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

6509 Windcrest Drive Suite 160 Plano,                                                                                     TX 75024
(Address of principal executive offices)                                                                                     (Zip Code)

Registrant’s telephone number, including area code (972) 381-4699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The Company announced that preliminary unaudited results for the first quarter of fiscal year 2009 show revenues of approximately $800,000 as compared to $680,000 in the prior year. New orders booked during the quarter totaled $1.4 million as compared to $1.1 million in the year ago period.   Gross margins were 74% compared to 69% in the prior year. Cash and cash equivalents at June 30, 2008 were $296,000.

The Company also announced that as a result of the intensive accounting review and restatements, the Company will not file its 10-Q for the first quarter of fiscal year 2009 by the extended deadline of August 19, 2008.  The Company anticipates it will file the 10-Q for Q1 on or before August 29, 2008.

Item 8.01	Other Events

The Company will host a conference call to discuss the results for fiscal year 2008, the preliminary results for the first quarter of fiscal year 2009, and to provide an update on future prospects for the business on August 20, 2008 beginning at 3:30 pm Central time (4:30 pm Eastern/1:30 pm Pacific). Participants should dial 1-800-762-8779 and provide PIN number 3909200. A replay will be available from 6:30 pm Central time on August 20 until 10:59 pm Central time on August 27. Callers should dial 1-800-406-7325 and enter PIN 3909200.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

99.1           Press Release dated August 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date:  August 20, 2008
  /s/ Derek Downs
Derek Downs, Chief Executive Officer,
President and Interim Chief Financial
Officer